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                                                                    EXHIBIT 23.1
                         Independent Auditors' Report
                         ----------------------------



The Shareholders and Board of Directors
of American Waste Services, Inc.:


Under date of February 18, 1997, except as to Note 9, which is as of March 21, 1997 we reported on the consolidated balance sheets of American Waste Services, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, as contained in the 1996 annual report to shareholders. These consolidated financial statements and our report thereon are incorporated by reference in the annual report on Form 10-K for the year 1996. In connection with our audits of the aforementioned consolidated financial statements, we also have audited the related financial statement schedule as listed in the accompanying index. The financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statement schedule based on our audits.

In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.



KPMG Peat Marwick LLP


Cleveland, Ohio

February 18, 1997